UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 15, 2016

Liberty Global plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd,

London, United Kingdom

W6 8BS

(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 15, 2016, Liberty Global Europe Holding B.V., a corporation organized under the laws of the Netherlands and a wholly owned subsidiary of Liberty Global plc (“Liberty Global”), Vodafone International Holdings B.V., a corporation organized under the laws of the Netherlands and a wholly owned subsidiary of Vodafone Group plc (“Vodafone”) agreed to enter into a Contribution and Transfer Agreement (the “Contribution Agreement”). Pursuant to the Contribution Agreement, Liberty Global and Vodafone agree to form a 50:50 joint venture (the “Joint Venture”), which will combine Liberty Global’s broadband communications business in the Netherlands, Ziggo Group Holding B.V. (“Ziggo”), with Vodafone’s mobile businesses in the Netherlands to create a national unified communications provider in the Netherlands with complementary strengths across video, broadband, mobile and B2B services.

The Contribution Agreement includes customary representations, warranties, covenants and indemnification obligations of Liberty Global and Vodafone relating to the each of their contributed businesses.

The consummation of the transactions contemplated by the Contribution Agreement is subject to competition clearance by the applicable regulatory authority in the European Union and no relevant regulatory authority having issued a decision, which results in a revocation or a change to the terms of any Vodafone Libertel B.V. licenses for the use of radio frequencies for mobile telecommunications that results in a material adverse change. It is anticipated that the transaction will close around the end of 2016.

The Contribution Agreement also includes customary termination rights, including a right of the parties to terminate the transaction if it has not closed by August 15, 2017 (which date may be extended by mutual agreement of the parties).

Until the closing, Liberty Global and Vodafone will continue to operate their respective businesses in the Netherlands as independent businesses.

At the closing of the transactions contemplated by the Contribution Agreement, Vodafone will pay to Liberty Global an equalization payment equal to approximately €1.0 billion, as adjusted for the net debt of Ziggo and Vodafone at the time of closing and certain working capital adjustments. Vodafone and Liberty Global have guaranteed the payment obligations of their respective subsidiaries under the Contribution Agreement. In addition, the parties expect to raise additional debt financing at the Joint Venture to increase the Joint Venture’s net leverage ratio to a level that ranges between 4.5 and 5 times EBITDA (as calculated pursuant to Ziggo’s existing financing arrangements) and to make a pro rata distribution of the net proceeds from the additional debt to Liberty Global and Vodafone.

Upon consummation of the transactions contemplated by the Contribution Agreement, Liberty Global and Vodafone will enter into a shareholders agreement for the Joint Venture (the “Shareholders Agreement”). Each of Liberty Global and Vodafone will hold 50% of the issued share capital of the Joint Venture. The supervisory board of the Joint Venture will be comprised of eight members, with three appointed by each of Liberty Global and Vodafone and two appointed upon the nomination of the works councils of the contributed businesses in accordance with Dutch law. In general, most decisions of the supervisory board will require the assent of individuals appointed by both Liberty Global and Vodafone. Certain decisions, referred to as “Reserved Matters” will require the approval of both Joint Venture partners, either directly or through their designees to the supervisory board, including: changes in the constituent documents, capital, executive management or branding of the Joint Venture; a merger or sale of all or substantially all of the assets of the Joint Venture; the approval of the annual budget of the Joint Venture; and certain other material business, investing and financing decisions of the Joint Venture. The Chairman of the supervisory board will rotate on an annual basis between a member appointed by each respective shareholder group.

The Joint Venture will be required to make regular cash distributions to the shareholders on a pro-rata basis equal to the unrestricted cash held by the Joint Venture (subject to the Joint Venture maintaining a minimum amount of cash and complying with the terms of its financing arrangements). As an ongoing operation, it is intended that the Joint Venture will be funded solely from its net cash flow from operations and third-party financing.

Each shareholder will have the right to initiate an Initial Public Offering of the Joint Venture after the third anniversary of the closing, with the opportunity for the other shareholder to sell shares in the IPO on a pro-rata basis. The parties have agreed to restrictions on other transfers of interests in the Joint Venture until the fourth anniversary of the closing. After the fourth anniversary, each shareholder will be able to initiate a sale of the entire JV to a third party, subject to a right of first offer in favor of the other shareholder. In the event of the insolvency of Liberty Global or Vodafone, the other party will have the right to purchase the shares of the insolvent party in the Joint Venture for a fully distributed market value. The insolvency of a party may also result in a suspension of the rights attached to its shares in the Joint Venture (including dividends and voting) and the same applies in the event of a breach of the transfer restrictions by either party.

The Shareholders Agreement contains customary covenants regarding co-operation, information sharing, restrictions on the partners from competing with the Joint Venture and restrictions on soliciting employees of the Joint Venture.

In connection with the closing of the transactions contemplated by the Contribution Agreement, the parties will also enter into various ancillary agreements. These ancillary agreements include, without limitation, a brand license agreement in respect of the use by the Joint Venture of the Vodafone brand and a framework services agreement that will govern the provision of services by the Liberty Global and Vodafone groups to the Joint Venture to assist with the operations of the Joint Venture.

The foregoing description of the Contribution Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Contribution Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Name

10.1	Form of Contribution and Transfer Agreement, by and among, Liberty Global Europe Holding BV, Liberty Global plc, Vodafone International Holdings BV, Vodafone Group Plc and Lynx Global Europe II BV.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ MICHELLE L. KEIST
Michelle L. Keist
Vice President

Date: February 17, 2016

EXHIBIT INDEX

Exhibit No.	Name

10.1	Form of Contribution and Transfer Agreement, by and among, Liberty Global Europe Holding BV, Liberty Global plc, Vodafone International Holdings BV, Vodafone Group Plc and Lynx Global Europe II BV.